Maine & Maritimes Corporation Announces Second-Quarter Results

Losses Narrow, Results Are Better Than Prior Year's Second-Quarter and Year-to-Date Earnings

PRESQUE ISLE, ME -- 08/08/2008 -- Maine & Maritimes Corporation (AMEX: MAM) today reported a net loss for the 2008 second quarter of $68,000, and net income year to date of $1.9 million compared with prior year's net loss for the second quarter of $377,000 and net income for prior year to date of $974,000. This represents a 95% increase in net income year to date over last year. Last year's net income for the second quarter reflected losses from discontinued operations of $563,000 for the quarter and $772,000 year to date. Losses from discontinued operations were not a significant factor in the current year results, which highlight the Company's success in divesting unprofitable segments.

Company officials reiterated it is normal for MAM to experience losses in the second and third quarters due to seasonality of earnings at the utility as a result of the rate structures mandated by regulators. However, results for the 2008 second quarter were also negatively affected by a large increase in expense due to a change in deferred directors' compensation. According to MAM President and CEO Brent M. Boyles, "This expense of $518,000 is a mixed blessing. It is the result of our stock price moving up 54%, from $27.80 per share at the end of the first quarter to $42.75 per share at the end of the second quarter. We are very happy for our shareholders that this increase took place; however, it does have the inverse effect of generating a non-cash expense for the overall increase in the value of phantom shares owned by our board members."

Regarding industry conditions, the impact of the overall economy and cost of energy on the volume of energy consumption are greatly impacting Maine Public Service and other utilities within the region. Overall, the Company's regulated utility revenues are down $146,000 for the quarter and $160,000 year to date. Despite revenues being off, financial performance at the utility, in terms of net income, remains positive for the quarter. Operations and maintenance expenses are up $137,000 for the quarter and $97,000 year to date, compared with the prior year. If not for the increase in deferred directors' compensation, operations and maintenance expenses would be significantly lower for the quarter and flat year to date.

MAM's newest business segment, MAM Utility Services Group (MAM USG), remained profitable on its projects for the year to date, earning $164,000 of gross margin for the six months ended June 30, 2008. MAM USG incurred a loss of $14,000 for the quarter, due to a revised estimate of project costs and profitability based on performance of the jobs to date and related requests for change orders from the project owners.

Statistical Highlights:

Unaudited
(dollars in thousands
 except per share amounts)
                              Three Months Ended       Six Months Ended
                                   June 30,                June 30,
                               2008        2007        2008        2007
                            ----------  ----------  ----------  ----------
Regulated Operating
 Revenues                   $    7,789  $    7,951  $   18,680  $   18,866

Unregulated Operating
 Revenues                        2,078           -       3,374           -
                            ----------  ----------  ----------  ----------
Total Operating Revenues    $    9,867  $    7,951  $   22,054  $   18,866
                            ==========  ==========  ==========  ==========

(Loss) Income from
 Continuing Operations
 Allocable to Common
 Shareholders               $      (56) $      186  $    1,919  $    1,746

Loss from Discontinued
 Operations                        (12)       (563)        (21)       (772)
                            ----------  ----------  ----------  ----------
Total Consolidated Net
 (Loss) Income              $      (68) $     (377) $    1,898  $      974
                            ==========  ==========  ==========  ==========

Basic (Loss) Income per
 Common Share from
 Continuing Operations      $    (0.03) $     0.11  $     1.14  $     1.05
Basic Loss per Common Share
 from Discontinued
 Operations                      (0.01)      (0.33)      (0.01)      (0.46)
                            ----------  ----------  ----------  ----------
Total Basic (Loss) Income
 per Common Share           $    (0.04) $    (0.22) $     1.13  $     0.59
                            ==========  ==========  ==========  ==========

Diluted (Loss) Income per
 Common Share from
 Continuing Operations      $    (0.03) $     0.11  $     1.14  $     1.04
Diluted Loss per Common
 Share from Discontinued
 Operations                      (0.01)      (0.33)      (0.01)      (0.46)
                            ----------  ----------  ----------  ----------
Total Diluted (Loss) Income
 per Common Share           $    (0.04) $    (0.22) $     1.13  $     0.58
                            ==========  ==========  ==========  ==========

Average Shares Outstanding   1,678,096   1,677,187   1,677,979   1,662,005
                            ----------  ----------  ----------  ----------

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications, Board Relations,
and Economic Development
Tel:  207-760-2418
Email: vjoles@mainepublicservice.com